December 8, 1997


Mr. Linwood A. Lacy, Jr.
2304 Cranborne Road
Midlothian, Virginia 23113

Dear Chip:

      This agreement will serve to confirm the terms and conditions under which we will accept your resignation as President, Chief Executive Officer and member of the Board of Directors.

1. Resignations. Effective October 27, 1997 (hereinafter the "Resignation Date") you have resigned as President and Chief Executive Officer and any other officerships of Micro Warehouse, Inc. or any of its affiliates, sister companies or subsidiaries (hereinafter "the Company"). Effective as of the date hereof, you will resign as member of the Board of Directors of the Company by tendering a letter of resignation substantially in the form appended hereto as Schedule A.

2. Employment Agreement. Your employment agreement with the Company made as of the 4th day of September, 1996 has been terminated as of the Resignation Date. Except for compensation previously paid to you or otherwise described in this agreement, you shall not be eligible to receive any bonus or incentive compensation or any other compensation for 1997 or any other period.

3. COBRA Benefits. For a period not to exceed six (6) months subsequent to the Resignation Date, the Company agrees to pay directly or reimburse you for the COBRA payments required to maintain your current health insurance coverage through the Company. You acknowledge that the Company will have no obligation to pay directly or reimburse you for any COBRA payments attributable to any period of time after you are eligible to receive health insurance benefits with any new employer nor, in any event, for any payments due more than 6 months subsequent to the Resignation Date.

4. Stock Options. Schedule B sets forth stock options granted to you which have already vested and which may be exercised by you on or prior to April 27, 1999. Schedule B also sets forth stock options granted to you which as of the date of this agreement have not yet vested. We confirm that out of the total unvested options, you, although no longer an officer, director or employee of the Company, will retain rights in (a) 83,333 of them so labeled on Schedule B which will vest on March 4,

1998 pursuant to their original terms and conditions, (b) 125,000 of them so labeled on Schedule B which will vest on October 14, 1998 pursuant to their original terms and conditions and (c) 83,333 of them so labeled on Schedule B which will vest on March 4, 1999 pursuant to their original terms and conditions. All of such options referred to in (a), (b) and (c) above may be exercised by you on or prior to April 27, 1999. In the event of a "Change of Control" (as such term is defined in a resolution of the Company's Board of Directors with respect to accelerated vesting of options dated April 16, 1997 (the "April 16, 1997 Board Resolution")) of the Company at any time on or between the date hereof and June 10, 1998, you shall be entitled to one year accelerated vesting of options as if you had remained a director of the Company until June 10, 1998 pursuant to the April 16, 1997 Board Resolution. Notwithstanding the foregoing, in the event the independent certified public accountants of the acquiring or merging entity in a Change of Control transaction are unwilling to provide a "pooling opinion" because of your retention of rights in options described in this Paragraph 4 (i.e. such retention will prevent the Change of Control from being accounted as a pooling of interests under APB Opinion Number 16 or any successor or related regulation or interpretation), such retention of rights in options shall become null and void and of no further force or effect. Further and notwithstanding the foregoing, in the event the independent certified public accountants of the acquiring or merging entity in a Change of Control transaction are unwilling to provide a "pooling opinion" because of the acceleration of your rights in options described in this Paragraph 4 (i.e. such acceleration will prevent the Change of Control from being accounted as a pooling of interests under APB Opinion Number 16 or any successor or related regulation or interpretation), such acceleration shall not occur and you shall continue to have such option rights but without any rights of acceleration. Except as specifically set forth in this Paragraph 4 and subject to the following sentence, all other options reflected as not vested on Schedule B are hereby deemed forfeited and of no further force or effect as of June 10, 1998. You will, however, retain rights to such options reflected on Schedule B as being forfeited in the event that you are rehired as President and/or Chief Executive Officer (or other senior executive position) of the Company by the Board of Directors of the Company at any time prior to June 10, 1998. You will not be eligible to receive any further stock options or otherwise participate in any deferred compensation programs. You also agree that any such stock options that you retain pursuant to this agreement will continue to be subject to the terms and conditions of the agreements under which the applicable stock options were granted to you unless the terms of such agreements conflict with this agreement in which case this agreement shall prevail. Notwithstanding the foregoing, in the event, prior to June 10, 1998, there are changes made to the terms and conditions of options previously granted to members of the Board of Directors which increase or expand the rights of such board members in connection with such options, you shall be entitled to receive pari passu the benefits of such changes in connection with your options.

5. Rescission of Stock Purchase Loan. You and the Company agree to hereby rescind the transaction which took place on or about September 4, 1996 whereby the Company loaned you One

Million Four Hundred Thousand Dollars ($1,400,000.00) in order to purchase Fifty Thousand (50,000) of the Company's common shares (the "Shares") from the Company. Promptly after the date hereof, you shall deliver to the Company the original stock certificate (Number MWC 1329) evidencing your ownership of the Shares together with an executed, undated stock power transferring the Shares from you to the Company. You hereby authorize the Company to date said Stock Power, register the Shares in its name, and, at its option, to retire or sell them. Upon receipt of the original certificate MWC 1329 and Stock Power, the Company will surrender to you the original canceled Secured Note dated September 4, 1996 securing the loan to purchase the Shares and will return to you the interest payments that you have made to the Company on the loan in the amount of $46,848.28. You acknowledge that the foregoing agreed rescission of the stock purchase transaction resolves any dispute with respect to your eligibility to participate as a class member in the consolidated class action litigation against the Company currently pending in the Federal District Court for the District of Connecticut and you are not eligible to participate as a class member by reason of your rescinded ownership of said Shares.

6. Indemnification. We confirm that the Indemnification Agreement between you and the Company dated as of October 14, 1996 is in full force and effect.

7. Release. (a) As consideration for the Company to enter into this agreement and as consideration for the covenants contained herein, subject to the immediately following sentence, you irrevocably and unconditionally release, remit, acquit and forever discharge the Company, its officers, directors, shareholders, agents, employees, representatives, attorneys, parents, divisions, subsidiaries, affiliates, related companies or entities, successors and assigns and the officers, executives, directors, shareholders, agents and employees of any and all of the Company's parents, divisions, subsidiaries, affiliates, related companies or entities or successors (separately or collectively, the "Released Parties"), jointly and individually, from any and all claims, charges, complaints, expenses and causes of action of any nature or kind whatsoever, known or unknown, which you, your heirs, successors or assigns have or may have against the Released Parties based upon, related to or arising out of your employment with the Company or your service as a member of the Board of Directors of the Company through the date hereof, including, but not limited to, claims, charges, complaints, liabilities, losses, obligations, demands, damages, costs, expenses and causes of action relating to the terms, conditions, commencement, duration or termination of your employment, or claims of discrimination under any federal, state or local law, rule, regulation or common law, whether such claims are past or present, whether they arise from equity, common law or statute, and whether they arise from labor laws or discrimination laws, such as the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss.1981, the Equal Pay Act, as amended, the Americans with Disabilities Act, or any other federal, state or local law, rule or regulation. This release is intended to cover all possible relief, including, but not limited to, reinstatement, wages, back pay, front pay, vacation pay, bonuses or incentive compensation, supplemental or other retirement benefits, perquisites, compensatory damages, punitive damages, damages for pain or suffering, and attorneys' fees, provided, however, that nothing in this agreement will limit or otherwise affect any right you may have to indemnification under the Company's Articles of Incorporation, By Laws or any insurance policy in effect as of the termination of your employment with the Company or pursuant to Article 6 hereof. In addition, if the Company complies with its obligations hereunder, you agree you will not be entitled to any benefit from any claim or proceeding filed by you or on your behalf with any agency or court which is within the scope of this agreement or which goes to the validity of any provision of this agreement.

(b) The releases under this Paragraph 7 are intended to cover all possible rights, obligations and liabilities, including any such rights, obligations or liabilities based upon, relating to or arising from any claim which goes to the validity of any provision of this agreement, other than a claim for any breach of this agreement.

(c) You acknowledge that you have been given a period of at least 21 days to review and consider this agreement before signing it, and that you understand that you may use as much of the 21-day period as you wish prior to signing. You also acknowledge that you obtained independent legal counsel in connection with reviewing this agreement.

8. Covenant Not to Compete. (a) In consideration for the Company's undertakings described in this agreement and the payments set forth in sub-paragraph (b) hereinbelow, you hereby covenant and agree that for a period of three (3) months subsequent to the Resignation Date (the "Non-Compete Period"), you shall not, directly or indirectly, own, operate, manage, join, control, participate in the ownership, management, operation or control of, or be paid or employed by, or acquire any securities of, or otherwise become associated with or provide assistance to, as an employee, consultant, director, officer, shareholder, partner, agent, associate, principal, representative or in any other capacity, any business entity or activity which is directly or indirectly a "Competitive Business" (as hereinafter defined); provided, however, that the foregoing shall not prevent you from (i) performing services for a Competitive Business if such Competitive Business is also engaged in other lines of business and if your services are restricted to employment in such other lines of business; or (ii) acquiring the securities of or an interest in any Competitive Business, provided such ownership of securities or interests represents at the time of such acquisition, but including any previously held ownership interests, less than five percent (5%) of any class or type of securities of, or interest in, such Business. The term "Competitive Business" shall mean and include any business or activity that is substantially the same as any business or activity conducted by the Company, regardless of where such Competitive Business is located.

(b) In partial consideration for the Covenant not to Compete in sub-paragraph 8(a) hereinabove the Company shall make three payments to you in the gross amount of $60,651.00 (Sixty Thousand

Six Hundred and Fifty One Dollars) each (less any taxes required to be withheld). The initial payment shall be made within 5 business days after this agreement is fully executed and the two subsequent payments shall be made on or before December 27, 1997 and January 27, 1998.

9. Confidential Information. You acknowledge that the Company would be damaged if your knowledge with respect to the business of the Company was disclosed to or utilized by parties other than the Company. Accordingly, you covenant and agree that you will not disclose any presently known or hereafter acquired confidential or proprietary information of the Company or its business to any person, firm, corporation or other entity. For the purposes of this paragraph, the term "confidential or proprietary information" shall mean all information which is currently known to or hereafter acquired by you and relates to such matters as budget and forecasts, customer mailing lists, data base management techniques, pricing and credit techniques, marketing techniques, research and development activities, sources of product, and other confidential or restricted information which is not in the public domain. Confidential or proprietary information shall not be deemed to include information released generally to the public by the Company or others, information required by law to be disclosed or information learned by you from third parties without restrictions on disclosure.

10. Covenant Not to Solicit Employees. Unless you receive the prior written consent of the Company you hereby covenant and agree that during the Non-Compete Period you shall not, for or on behalf of any person or business, directly or indirectly, as owner, officer, director, stockholder, partner, associate, consultant, manager, advisor, representative, employee, agent, creditor or otherwise, attempt to solicit any person who has been an employee of the Company at any time during your period of employment with the Company and who is employed by the Company at the time of the solicitation.

11. Company Representation. The Company hereby represents, based on representations of Peter Godfrey, Felix Dennis, Joseph Walsh, Frederick Fruitman, Bruce L. Lev, Kris Rogers and Wayne Garten, that at the date hereof the Company has no actual knowledge of any claims or causes of action of any nature or kind whatsoever against you except that no representation is made with respect to any claim of the Company for disclosure of confidential or proprietary information. You agree that in the event of a breach of this Paragraph 11 your claims, if any, may be asserted only against the Company and not any of the individuals listed above.

12. Assignment. This agreement is not assignable, except that the Company may assign it to any successor of substantially all of the Company's business or assets. This agreement will be binding upon, and inure to the benefit of, the parties and their successors and assigns.

13. Partial Invalidity. If any provision of this agreement is held to be invalid, void or unenforceable, the remaining provisions shall continue in full force without being impaired or invalidated in any way.

14. Governing Law. This agreement will be governed by the laws of the State of Connecticut, without giving effect to the conflict of laws principles thereof.

15. Entire Agreement. This agreement reflects the complete agreement between the parties with respect to the subject matter hereof, and there are no written or oral understandings, promises or agreements directly or indirectly related to this letter agreement or the subject matter hereof that are not incorporated herein.

16. Revocation Period. For a period of seven (7) calendar days following your execution of this agreement, you may revoke this agreement. This agreement will not become effective or enforceable to release any claims or rights which you may have under the Age Discrimination in Employment Act until this revocation period has expired. This agreement also will not become effective or enforceable with respect to any obligations that the Company may have hereunder until this revocation period has expired. You acknowledge and agree that if the Company satisfies any obligations hereunder that otherwise would have arisen during this revocation period as soon as practicable after the revocation period has expired, such action will constitute timely satisfaction of such obligations hereunder. You also acknowledge and agree that the benefits to you of the covenants contained herein, including, but not limited to, payments hereunder, are provided to you in exchange for the promises in this agreement, are not normally available under Company policy or practice to employees whose employment is terminated and provide for the payments of amounts to which you might not otherwise be entitled.

17. Confidentiality and Intent to be Bound. The terms and conditions of this agreement are confidential and must not be disclosed to any person other than those who must perform tasks to effect the agreement. Notwithstanding the foregoing, the Company and you may disclose any term of this agreement, after prior written notice to the other party that disclosure is about to take place,
(i) to any governing authority if disclosure is required to comply with applicable law; or (ii) to either party's attorneys, accountants or advisors with whom a fiduciary relationship has been established. In addition, nothing contained herein shall be construed to prohibit either party from disclosing the terms and conditions of this agreement to its attorneys, accountants or bookkeepers or to any other person with whom a fiduciary relationship has been established. Both parties have read this agreement, have had the opportunity to consult with counsel, fully understand the agreement's terms and conditions, and enter this agreement freely, voluntarily and intending to be legally bound hereby.

18. Enforcement of Agreement. You hereby acknowledge and agree that your obligations under Paragraphs 8, 9 and 10 are a material part of the consideration for this agreement and for the payments from the Company to you under Paragraph 8(b), that your failure to satisfy any of such obligations could cause irreparable harm to the Company and that the damages caused by such failure would be uncertain and difficult to measure. You further acknowledge and agree that the Company may seek injunctive relief to prevent your failure or further failure to satisfy any of such obligations, in addition to all other rights, remedies and claims that it may have under this agreement, at law or in equity.

19. No Waiver. No failure on the part of either party at any time to require the performance by the other party of any term hereof shall be taken or held to be a waiver of such term or in any way affect such party's right to enforce such term, and no waiver on the part of either party of any term hereof shall be taken or held to be a waiver of any other term hereof or the breach thereof.

      If you agree to and accept the terms and conditions of this agreement, please sign both copies hereof in the space provided below, retain one copy for your records and return the other copy to the undersigned.

                                    Very truly yours,

                                    MICRO WAREHOUSE, INC.


                                    By:/s/ Peter Godfrey
                                       -----------------------
                                    Name:  Peter Godfrey
                                    Title: President and Chief Executive Officer



Agreed to and accepted on the date first above written:
/s/ Linwood A. Lacy, Jr.
-------------------------
Linwood A. Lacy, Jr.
Date Signed: December 8, 1997

                                  SCHEDULE A TO
                   LETTER AGREEMENT WITH LINWOOD A. LACY, JR.
                          DATED AS OF DECEMBER 8, 1997


                           FORM OF RESIGNATION LETTER


      Effective immediately, I, Linwood A. Lacy, Jr., hereby resign as a member of the Board of Directors of Micro Warehouse, Inc. and any of its affiliates, sister companies or subsidiaries.

                                  SCHEDULE B TO
                   LETTER AGREEMENT WITH LINWOOD A. LACY, JR.
                          DATED AS OF DECEMBER 8, 1997


Stock options already granted to you and already vested which may be exercised pursuant to Paragraph 4 on or prior to April 27, 1999.

125,000 options at an exercise price of $25.00 per share granted per agreement dated September 4, 1996.

Stock options already granted to you in which you will retain rights subject to Paragraph 4 which may be exercised subject to Paragraph 4 on or prior to April 27, 1999.

83,333 options at an exercise price of $12.625 per share which will vest on March 4, 1998 granted per resolutions of the Board of Directors dated January 23, 1997.

125,000 options at an exercise price of $25.00 per share which will vest on October 14, 1998 granted per agreement dated September 4, 1996.

83,333 options at an exercise price of $12.625 per share which will vest on March 4, 1999 granted per resolutions of the Board of Directors dated January 23, 1997.

Stock options deemed forfeited and of no further force or effect as of June 10, 1998 subject to Paragraph 4.

250,000 options at an exercise price of $25.00 per share granted per agreement dated September 4, 1996.

333,334 options at an exercise price of 12.625 per share granted per resolutions of the Board of Directors dated January 23, 1997.